Exhibit 99.(d)(i)(c)

SCHEDULE A

to the

AMENDED AND RESTATED ADVISORY AGREEMENT

dated as of February 25, 2021 between

SCHWAB CAPITAL TRUST

and

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily, at an annual rate, based on the average daily net assets of the respective Fund, in accordance the following fee schedule:

Fund	Rate
Schwab Target 2010 Index Fund	0.08%*
Schwab Target 2015 Index Fund	0.08%*
Schwab Target 2020 Index Fund	0.08%*
Schwab Target 2025 Index Fund	0.08%*
Schwab Target 2030 Index Fund	0.08%*
Schwab Target 2035 Index Fund	0.08%*
Schwab Target 2040 Index Fund	0.08%*
Schwab Target 2045 Index Fund	0.08%*
Schwab Target 2050 Index Fund	0.08%*
Schwab Target 2055 Index Fund	0.08%*
Schwab Target 2060 Index Fund	0.08%*
Schwab Target 2065 Index Fund	0.08%*

*	The Adviser will pay the operating expenses of the Fund, excluding shareholder servicing fees, acquired fund fees and expenses, taxes, any brokerage expenses, and extraordinary or non-routine expenses.